Exhibit 12.1

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

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
                                                          Year Ended December 31,
                                   1999              2000          2001          2002          2003

Fixed Charges:
   Interest expense.............     $  28,255     $  25,573     $  24,091     $  17,782     $  10,109
   Estimated interest
     included in rent expense...           819           899           898           723           815
                                   ----------------------------------------------------------------------
Total Fixed Charges.............     $  29,074     $  26,472     $  24,989     $  18,505     $  10,924

Preference Security Dividends...            --            --            --            --            --

Earnings:
   Pretax income from
     continuing operations......     $ (33,072)    $ (12,525)    $ (39,322)    $  10,418     $  31,431
   Fixed charges................        29,074        26,472        24,989        18,505        10,924
                                   ----------------------------------------------------------------------
Total Earnings..................   ( $   3,998)    $  13,947   ( $  14,333)    $  28,923     $  42,355

Ratio of earnings to fixed
   charges......................         --            --            --             1.56          3.88
Deficiency......................   ( $  33,072)  ( $  12,525)  ( $  39,322)           NA            NA

Ratio of earnings to fixed
   charges & preference
   security dividends...........         --            --            --             1.56          3.88
Deficiency......................   ( $  33,072)  ( $  12,525)  ( $  39,322)           NA            NA
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